Trimble Reports Third Quarter 2007 Revenue Growth of 26 Percent
• Revenue $296.0 Million
• GAAP Earnings Per Share $0.22; Non-GAAP Earnings Per Share $0.29

SUNNYVALE, Calif., Oct. 23, 2007 - Trimble (Nasdaq: TRMB) today announced results for its third quarter 2007, ended Sept. 28, 2007. Revenue for the third quarter of 2007 was $296.0 million, up approximately 26 percent from revenue of $234.9 million in the third quarter of 2006.

Operating income for the third quarter of 2007 was $43.8 million, up 21 percent from the third quarter of 2006. Operating margins in the third quarter of 2007 were 14.8 percent, compared to 15.5 percent in the third quarter of 2006. It should be noted in year-over-year comparisons that amortization of intangibles increased from $2.9 million in the third quarter of 2006 to $10.2 million in the third quarter of 2007. Additionally, the impact of stock-based compensation expense was $3.8 million in the third quarter of 2007, compared to $2.9 million in the third quarter of 2006. There was no in-process research and development expense in the third quarter of 2007; there was a $50 thousand in-process research and development expense in the third quarter of 2006. Excluding these impacts, non-GAAP operating income of $57.8 million grew by 37 percent compared to the third quarter of 2006. Non-GAAP operating income margins were 19.5 percent in the third quarter of 2007, up from 18.0 percent in the third quarter of 2006.

Net income for the third quarter of 2007 was up approximately 8 percent, to $27.4 million, compared to net income of $25.3 million in the third quarter of 2006. Diluted earnings per share for the third quarter of 2007 were $0.22, flat with diluted earnings per share of $0.22 in the third quarter of 2006. The tax rate for the third quarter of 2007 was 39 percent, compared to 35 percent in the third quarter of 2006. GAAP earnings per share in the third quarter of 2007 were negatively impacted by approximately $0.05 due to amortization of intangibles and by $0.02 due to stock-based compensation expense.

Adjusting for the amortization of intangibles, in-process research and development, and the impact of stock-based compensation expenses, non-GAAP net income for the third quarter of 2007 was up 23 percent, to $35.9 million, compared to non-GAAP net income of $29.2 million in the third quarter of fiscal 2006. Non-GAAP earnings per share for the third quarter of 2007 were $0.29, up approximately 16 percent from non-GAAP earnings per share of $0.25 in the third quarter of 2006.

“Trimble’s third quarter performance fit our standard operating template of revenue growth, tight control of costs, and expanding operating margins,” said Steven W. Berglund, Trimble’s president and chief executive officer. “Although we once again saw some regional slowness in the U.S. within our E&C segment, we continue to believe in a robust 2008 based on a strong farm economy, continued international growth in E&C, and the need for productivity-based solutions in all of the markets we serve.”

Trimble Results by Business Segment
Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, amortization of intangibles, and in-process research and development. In addition, for each segment, non-GAAP operating income excludes the impact of stock-based compensation expense.

Engineering and Construction
Third quarter 2007 Engineering and Construction (E&C) revenue was $182.1 million, up approximately 12 percent when compared to revenue of $162.4 million in the third quarter of 2006. During the third quarter, E&C continued to experience some regional softness in U.S. sales and strong growth in international sales.

Operating income in E&C was $42.8 million, or 23.5 percent of revenue compared to $38.3 million, or 23.6 percent of revenue, in the third quarter of 2006.

Non-GAAP operating income in E&C was $43.7 million, or 24.0 percent of revenue, in the third quarter of 2007 compared to $39.2 million, or 24.2 percent of revenue, in the third quarter of 2006.

Field Solutions
Third quarter 2007 Field Solutions (TFS) revenue was $44.8 million, up 53 percent compared to $29.2 million in revenue in the third quarter of 2006. Sales of both agricultural and geographic information system products were strong, with particular strength driven by the continued robust farm economy.

Operating income in TFS was $11.9 million, or 26.7 percent of revenue, for the third quarter of 2007 compared to $5.6 million, or 19.3 percent of revenue, in the third quarter of 2006.

Non-GAAP operating income in TFS was $12.1 million, or 27.0 percent of revenue, for the third quarter of 2007 compared to $5.9 million, or 20.1 percent of revenue, in the third quarter of 2006.

Mobile Solutions
Third quarter 2007 Mobile Solutions revenue (TMS) was $39.2 million, up 139 percent from revenue of $16.4 million in the third quarter of 2006. Revenue growth was primarily driven by the impact of the @Road acquisition.

Operating income in TMS was $2.9 million, or 7.3 percent of revenue, for the third quarter of 2007 compared to $1.1 million, or 6.8 percent of revenue, in the third quarter of 2006.

Non-GAAP operating income in TMS was $4.3 million, or 10.9 percent of revenue, for the third quarter of 2007 compared to $1.3 million, or 7.9 percent of revenue, in the third quarter of 2006.

Advanced Devices
Third quarter 2007 Advanced Devices revenue was $29.9 million, up approximately 12 percent from revenue of $26.8 million in the third quarter of 2006 due to sales of timing products.

Operating income in Advanced Devices was $4.9 million, or 16.4 percent of revenue, for the third quarter of 2007 compared to $4.1 million, or 15.3 percent of revenue, in the third quarter of 2006.

Non-GAAP operating income in Advanced Devices was $5.2 million, or 17.5 percent of revenue, for the third quarter of 2007 compared to $4.6 million, or 17.0 percent of revenue, in the third quarter of 2006.

Use of Non-GAAP Financial Information
Our results of operations have undergone significant change primarily due to the impact of acquisitions and FAS 123(R). To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at http://investor.trimble.com

Forward Looking Guidance
In the fourth quarter of 2007, Trimble expects revenue to grow 26 to 28 percent compared to the fourth quarter of 2006, with revenue between $295 million and $300 million. Trimble expects fourth quarter 2007 GAAP earnings per share between $0.17 and $0.19 and non-GAAP earnings per share between $0.24 and $0.26. Non-GAAP guidance for the fourth quarter of 2007 excludes the amortization of intangibles of $10.0 million related to previous acquisitions, and the anticipated impact of stock-based compensation expense of $3.8 million. Both GAAP and non-GAAP guidance use a 39 percent tax rate, compared to an actual 25 percent tax rate in the fourth quarter of 2006, and assume 126 million shares outstanding.

Investor Conference Call / Webcast Details
Trimble will hold a conference call on October 23, 2007 at 1:30 p.m. PDT to review its third quarter 2007 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or ((706) 645-9291 (international) and the passcode is 18774724. The replay will also be available on the Web at the address above.

About Trimble
Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,400 employees in over 18 countries.

For more information visit Trimble’s Web site at www.trimble.com.

Safe Harbor
Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include the revenue, effective tax rate, stock-based compensation, the impact from in-process research and development expense, amortization of purchased intangibles, and earnings per share estimates for the fourth quarter 2007. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. For example, strong demand for the Company's products may not continue because of a decline in the overall health of the economy and international markets, which may result in reduced capital spending. In addition, the Company's results may be adversely affected if the growth rates and profitability expectations for each of its four segments are not achieved, or its joint ventures and recent acquisitions do not achieve anticipated results, or if the Company is unable to market, manufacture and ship new products. The Company’s results would also be negatively impacted by unforeseen costs associated with the integration of @Road or delays in integrating the two companies. Any failure to achieve predicted results could negatively impact the Company's revenues, gross margin and other financial results. Whether the Company achieves its guidance for the fourth quarter of 2007 will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep-28,	Sep-29,	Sep-28,	Sep-29,
	2007	2006	2007	2006
Revenue	$296,023	$234,851	$909,487	$706,031
Cost of sales	149,083	118,660	452,248	360,721
Gross margin	146,940	116,191	457,239	345,310
Gross margin (%)	49.6%	49.5%	50.3%	48.9%

Operating expenses
Research and development	31,707	25,180	96,737	77,233
Sales and marketing	45,274	34,902	134,967	103,355
General and administrative	21,262	17,981	67,182	49,947
Restructuring	-	-	3,025	-
Amortization of purchased intangible assets	4,911	1,747	14,212	5,640
In-process research and development	-	50	2,112	1,070
Total operating expenses	103,154	79,860	318,235	237,245

Operating income	43,786	36,331	139,004	108,065

Non-operating income, net
Interest income	770	1,402	2,607	2,677
Interest expense	(1,616)	(87)	(5,476)	(330)
Income from joint ventures	1,943	1,047	6,445	4,238
Other income (expense), net	(8)	295	641	1,404
Total non-operating income, net	1,089	2,657	4,217	7,989
Income before taxes	44,875	38,988	143,221	116,054
Income tax provision	17,501	13,646	52,138	36,381
Net income	$27,374	$25,342	$91,083	$79,673
Earnings per share :
Basic	$0.23	$0.23	$0.77	$0.73
Diluted	$0.22	$0.22	$0.74	$0.69
Shares used in calculating earnings per share :
Basic	120,591	110,678	118,553	109,618
Diluted	125,687	116,986	123,691	115,854

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited

	Sep-28,	Dec-29,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$84,072	$129,621
Accounts receivables, net	242,589	177,054
Other receivables	10,677	6,014
Inventories, net	142,158	112,552
Other current assets	57,211	38,931
Total current assets	536,707	464,172

Property and equipment, net	51,667	47,998
Goodwill	669,608	374,510
Other purchased intangible assets, net	195,459	67,172
Other non-current assets	51,092	29,625

Total assets	$1,504,533	$983,477

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$167	$-
Accounts payable	63,358	49,194
Deferred revenue	53,598	28,060
Deferred income taxes	5,234	4,525
Income taxes payable	33,178	23,814
Other accrued liabilities	88,113	80,586
Total current liabilities	243,648	186,179

Non-current portion of long-term debt	80,923	481
Non-current deferred revenue	11,988	-
Deferred income taxes	39,907	21,633
Other non-current liabilities	55,475	27,519
Total liabilities	431,941	235,812
Commitments and contingencies

Shareholders' equity:
Common stock	650,454	435,371
Retained earnings	362,266	271,183
Accumulated other comprehensive income	59,872	41,111
Total shareholders' equity	1,072,592	747,665

Total liabilities and shareholders' equity	$1,504,533	$983,477

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Nine Months Ended
	Sep-28,	Sep-29,
	2007	2006
Cash flow from operating activities:
Net Income	$91,083	$79,673
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	12,733	9,939
Amortization expense	28,615	9,082
Provision for doubtful accounts	684	181
Amortization of debt issuance cost	162	135
Deferred income taxes	(6,547)	(355)
Non-Cash Restructuring expense	1,725	-
Stock-based compensation	10,949	9,437
In-process research and development	2,112	1,070
Equity gain from joint ventures	(6,445)	(4,238)
Excess tax benefit for stock-based compensation	(13,283)	(8,088)
Provision for excess and obsolete inventories	3,513	5,830
Other noncash items	144	61

Add decrease (increase) in assets:
Accounts receivables	(42,971)	(19,829)
Other receivables	4,619	3,615
Inventories	(15,512)	(9,110)
Other current and non-current assets	6,353	(7,127)

Add increase (decrease) in liabilities:
Accounts payable	(7,518)	(6,250)
Accrued liabilities	(832)	4,760
Deferred revenue	25,989	9,499
Income taxes payable	33,511	7,482
Net cash provided by operating activities	129,084	85,767

Cash flows from investing activities:
Acquisitions, net of cash acquired	(285,523)	(43,167)
Acquisition of property and equipment	(9,208)	(13,966)
Proceeds from dividends	2,888	-
Other	361	(16)
Net cash used in investing activities	(291,482)	(57,149)

Cash flow from financing activities:
Issuance of common stock	27,830	24,134
Excess tax benefit for stock-based compensation	13,283	8,088
Proceeds from long-term debt and revolving credit lines	250,000	-
Payments on long-term debt and revolving credit lines	(170,037)	-
Other	-	(911)
Net cash provided by financing activities	121,076	31,311
Effect of exchange rate changes on cash and cash equivalents	(4,227)	2,620

Net increase (decrease) in cash and cash equivalents	(45,549)	62,549
Cash and cash equivalents - beginning of period	129,621	73,853

Cash and cash equivalents - end of period	$84,072	$136,402

NON-GAAP RECONCILIATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME ( Dollars in thousands, except per share data) (Unaudited)

			Three Months Ended		Nine Months Ended
			Sep-28,	Sep-29,	Sep-28,	Sep-29,
			2007	2006	2007	2006
REVENUE:			$296,023	$234,851	$909,487	$706,031

GROSS MARGIN:
GAAP gross margin:			$146,940	$116,191	$457,239	$345,310
Amortization of purchased intangibles	( B	)	5,263	1,128	14,289	3,317
Stock-based compensation	( D	)	469	285	1,240	881
Non-GAAP gross margin:			$152,672	$117,604	$472,768	$349,508
Non-GAAP gross margin (% of revenue)			51.6%	50.1%	52.0%	49.5%

OPERATING EXPENSES:
GAAP operating expenses:			$103,154	$79,860	$318,235	$237,245
Restructuring	( A	)	-	-	(3,025)	-
Amortization of purchased intangibles	( B	)	(4,911)	(1,747)	(14,212)	(5,640)
In-process research and development	( C	)	-	(50)	(2,112)	(1,070)
Stock-based compensation	( D	)	(3,335)	(2,663)	(9,709)	(8,556)
Non-GAAP operating expenses:			$94,908	$75,400	$289,177	$221,979

OPERATING INCOME:
GAAP operating income:			$43,786	$36,331	$139,004	$108,065
Restructuring	( A	)	-	-	3,025	-
Amortization of purchased intangibles	( B	)	10,174	2,875	28,501	8,957
In-process research and development	( C	)	-	50	2,112	1,070
Stock-based compensation	( D	)	3,804	2,948	10,949	9,437
Non-GAAP operating income:			$57,764	$42,204	$183,591	$127,529
Non-GAAP operating margin (% of revenue)			19.5%	18.0%	20.2%	18.1%

NET INCOME:
GAAP net income:			$27,374	$25,342	$91,083	$79,673
Restructuring	( A	)	-	-	3,025	-
Amortization of purchased intangibles	( B	)	10,174	2,875	28,501	8,957
In-process research and development	( C	)	-	50	2,112	1,070
Stock-based compensation	( D	)	3,804	2,948	10,949	9,437
Income tax effect on non-GAAP adjustments	( E	)	(5,452)	(2,055)	(16,062)	(6,064)
Non-GAAP net income:			$35,900	$29,160	$119,608	$93,073

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share:			$0.22	$0.22	$0.74	$0.69
Non-GAAP diluted net income per share:			$0.29	$0.25	$0.97	$0.80

SHARES USED TO COMPUTE DILUTED NET
INCOME PER SHARE:
GAAP and Non-GAAP shares used to compute
net income per share:			125,687	116,986	123,691	115,854

OPERATING LEVERAGE:
Increase in non-GAAP operating income			$15,560		$56,062
Increase in revenue			$61,172		$203,456
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)			25.4%		27.6%
_____________________________________________
The non-GAAP financial measures included in the table above are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per share, which adjust for the following items: expenses related to acquisitions, stock-based compensation expense and restructuring charges. Management uses these non-GAAP measures to assess trends in its business and for budgeting purposes, as many of these excluded items are non-cash. In addition, we believe that the presentation of these non-GAAP financial measures is useful to investors for the reasons associated with each of the adjusting items as described below.

(A)
Restructuring. The amounts recorded are for employee compensation resulting from reductions in employee headcount in connection with our company restructurings and we believe they are not directly related to the operation of our business

(B)
Amortization of purchased intangibles. The amounts recorded as amortization of purchased intangibles arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business. Approximately $5,263K and $1,128K of the amortization of purchased intangibles was included in cost of sales for the three months ended September 28, 2007 and September 29, 2006, respectively, and approximately $4,911K and $1,747K was reported as a separate line within operating expenses for the three months ended September 28, 2007 and September 29, 2006, respectively. Approximately $14,289K and $3,317K of the amortization of purchased intangibles was included in cost of sales for the nine months ended September 28, 2007 and September 29, 2006, respectively, and approximately $14,212K and $5,640K was reported as a separate line within operating expenses for the nine months ended September 28, 2007 and September 29, 2006, respectively.

(C)
In-process research and development. The amounts recorded as in-process research and development arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(D)
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operation results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three and nine months ended September 28, 2007 and September 29, 2006, stock-based compensation was allocated as follows:

	Three Months Ended		Nine Months Ended
	Sep-28,	Sep-29,	Sep-28,	Sep-29,
	2007	2006	2007	2006

Cost of sales	$469	$285	$1,240	$881
Research and development	868	620	2,619	1,926
Sales and Marketing	1,059	663	2,800	2,115
General and administrative	1,408	1,380	4,290	4,515
	$3,804	$2,948	$10,949	$9,437

(E)	Income tax effect on non-GAAP adjustments. This amounts adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

NON-GAAP RECONCILIATION
REPORTING SEGMENTS (Dollars in thousands) (Unaudited)

			Reporting Segments
			Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
THREE MONTHS ENDED SEPTEMBER 28, 2007:
Revenue			$182,135	$44,763	$39,204	$29,921

GAAP operating income before corporate allocations:			$42,824	$11,931	$2,855	$4,893
Stock-based compensation	( F	)	863	177	1,401	334
Non-GAAP operating income before corporate allocations:			$43,687	$12,108	$4,256	$5,227
Non-GAAP operating margin (% of segment external net revenues)			24.0%	27.0%	10.9%	17.5%

THREE MONTHS ENDED SEPTEMBER 29, 2006:
Revenue			$162,370	$29,236	$16,426	$26,819

GAAP operating income before corporate allocations:			$38,337	$5,634	$1,125	$4,113
Stock-based compensation	( F	)	906	233	171	458
Non-GAAP operating income before corporate allocations:			$39,243	$5,867	$1,296	$4,571
Non-GAAP operating margin (% of segment external net revenues)			24.2%	20.1%	7.9%	17.0%

NINE MONTHS ENDED SEPTEMBER 28, 2007:
Revenue			$556,592	$150,998	$109,988	$91,909

GAAP operating income before corporate allocations:			$137,359	$46,957	$6,771	$13,620
Stock-based compensation	( F	)	2,541	531	3,670	1,001
Non-GAAP operating income before corporate allocations:			$139,900	$47,488	$10,441	$14,621
Non-GAAP operating margin (% of segment external net revenues)			25.1%	31.4%	9.5%	15.9%

NINE MONTHS ENDED SEPTEMBER 29, 2006:
Revenue			$477,144	$108,598	$43,884	$76,405

GAAP operating income before corporate allocations:			$103,517	$30,841	$1,722	$8,679
Stock-based compensation	( F	)	3,002	727	511	1,426
Non-GAAP operating income before corporate allocations:			$106,519	$31,568	$2,233	$10,105
Non-GAAP operating margin (% of segment external net revenues)			22.3%	29.1%	5.1%	13.2%

_____________________________________________
(F)
Stock-based Compensation. The amounts consist of expenses for employee stock options and purchase rights under our employee stock purchase plan determined in accordance with SFAS 123(R), which became effective for us on January 1, 2006. We discuss our operating results by segment with and with-out stock-based compensation expense, as we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations because it facilitates trends in the business prior to the adoption of SFAS 123(R). Stock-based compensation not allocated to the reportable segments was approximately $1,029K and $1,180K for the three months ended September 28, 2007 and September 29, 2006, respectively and $3,206K and $3,771K for the nine months ended September 28, 2007 and September 29, 2006, respectively.